Exhibit 99.1

NASDAQ GRANTS VRINGO SIX-MONTH EXTENSION TO REGAIN MINIMUM BID PRICE COMPLIANCE

NEW YORK – June 18, 2015 - Vringo, Inc. (NASDAQ: VRNG), a company engaged in the innovation, development and monetization of intellectual property, today announced that on June 17, 2015 the Company was notified by The NASDAQ Stock Market LLC ("NASDAQ") that it has granted the Company an additional 180-day grace period, or until December 14, 2015, to regain compliance with the minimum $1.00 bid price per share listing requirement.

The Company's common stock will continue to trade on The NASDAQ Capital Market under the symbol "VRNG". Therefore, the notification has no immediate impact on the listing of the Company's common stock.

About Vringo, Inc.

Vringo, Inc. is engaged in the innovation, development and monetization of intellectual property and mobile technologies.  Vringo's intellectual property portfolio consists of over 600 patents and patent applications covering telecom infrastructure, internet search, and mobile technologies.  The patents and patent applications have been developed internally, and acquired from third parties.  For more information, visit:www.vringo.com.

Forward-Looking Statements

This press release includes forward-looking statements, which may be identified by words such as "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein.  Factors that could cause actual results to differ materially include, but are not limited to: our inability to license and monetize our patents, including the outcome of the litigation against online search firms and other companies; our inability to monetize and recoup our investment with respect to patent assets that we acquire; our inability to develop and introduce new products and/or develop new intellectual property; our inability to protect our intellectual property rights; new legislation, regulations or court rulings related to enforcing patents, that could harm our business and operating results; unexpected trends in the mobile phone and telecom infrastructure industries; our inability to raise additional capital to fund our combined operations and business plan; our inability to maintain the listing of our securities on a major securities exchange; the potential lack of market acceptance of our products; potential competition from other providers and products; our inability to retain key members of our management team; the future success of Infomedia and our ability to receive value from its stock; our ability to continue as a going concern; our liquidity and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including our annual report on Form 10-K filed with the SEC on March 16, 2015.  Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors and Media:

Cliff Weinstein

Executive Vice President

Vringo, Inc.

646-532-6777

cweinstein@vringoinc.com